 [ADVEST LOGO]

                          THE ADVEST GROUP, INC.
                           90 State House Square
                        Hartford, Connecticut 06103

                             December 22, 1998



               Notice of Annual Meeting and Proxy Statement

     The Annual Meeting of Stockholders of The Advest Group, Inc. will be held Thursday, January 28, 1999 at 10:30 a.m. at The Court Room of the Old State House, 800 Main Street, Hartford, Connecticut 06103, for the following purposes:


               1.   To elect two directors;

               2. to vote on the stockholder proposal described in the attached Proxy Statement, if the proposal is presented at the meeting; and

               3. To transact such other business as may properly come before the meeting or any adjournment.

     Record holders of Common Stock as of the close of business on December 10, 1998 are entitled to receive notice of and vote at the meeting or any adjournment.

     Whether or not you plan to attend, please sign and date the enclosed proxy and return it promptly in the envelope provided. If you are present at the meeting and would prefer to vote in person rather than by proxy, you would, of course, have that privilege.


                                   By Order of the Board of Directors

                                   /s/ Lee G. Kuckro
                                   Lee G. Kuckro
                                   Secretary

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[ADVEST LOGO]

                              Proxy Statement

This Proxy Statement is being furnished on or about December 22, 1998 in connection with the solicitation of proxies by the Board of Directors of The Advest Group, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held Thursday, January 28, 1999. Stockholders of record at the close of business on December 10, 1998 are entitled to notice of and to vote at the meeting. On that record date, 8,895,709 shares of the Company's Common Stock were outstanding and entitled to vote.

Properly signed proxies will be voted in accordance with the stockholder's directions. Where specific choices are not indicated, proxies will be voted for proposal 1 and against proposal 2. If a proxy or a ballot indicates that a stockholder or nominee abstains from voting or that shares are not to be voted on a particular proposal, the shares will not be counted as having been voted on that proposal, and those shares will not be reflected in the final tally of the votes cast with regard to that proposal. Those shares will be counted as in attendance at the meeting for purposes of determining a quorum. Any proxy may be revoked at any time before it is voted by delivery of written notice to the Secretary of the Company, by a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

The holders of a majority of the shares entitled to vote at the meeting must be present in person or by proxy to constitute a quorum. A plurality of the votes cast for the election of directors by the stockholders attending the meeting in person or by proxy will elect directors to office (proposal 1). An affirmative majority of the votes cast at the meeting in person or by proxy is required for approval of the stockholder proposal (proposal 2). Each share is entitled to one vote.

All costs of solicitation of proxies will be borne by the Company. In addition to this solicitation by mail, the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph, mail and personal interview. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names and the Company will reimburse them for their out-of-pocket expenses in connection therewith.

Shares owned through the Company's Dividend Reinvestment Plan on the record date are included in the share ownership figures presented on the enclosed proxy card. Fractional shares held in the plan have no voting rights.

                     PROPOSAL 1. ELECTION OF DIRECTORS

The Company's Certificate of Incorporation provides for a Board of Directors divided into three classes whose terms expire at different times. The Board of Directors has fixed the number of directors at nine and has selected two nominees for election at the Annual Meeting. The nominees are Richard G. Dooley and Robert W. Fiondella. Mr. Dooley and Mr. Fiondella are each currently serving as director and have been nominated for election
to an additional three-year term expiring in 2002.   Information regarding
the two nominees and the seven continuing directors whose terms expire in 2000 or 2001 is set forth below.

The accompanying proxy will be voted for the election of the Board's nominees, unless contrary instructions are given. If any Board nominee is unable to serve, which is not anticipated, the persons named as proxies intend to vote for the remaining Board nominees and, unless the number of directors is reduced by the Board, for such other person as the Board may designate. All nominees have indicated that they are willing and able to serve as directors if elected.

          Nominees for Election to the Board for Three-Year Terms
            Expiring at the 2002 Annual Meeting of Stockholders

Richard G. Dooley                                    Director since 1983
Mr. Dooley, age 69, served as Executive Vice President and Chief Investment Officer of Massachusetts Mutual Life Insurance Company from 1978 through his retirement in 1993. He continues to act as consultant to that company. Mr. Dooley is a Director of HSB Group, Inc., Investment Technology Group, Inc., Jefferies Group, Inc., Kimco Realty Corp., and certain Massachusetts Mutual-sponsored investment companies.

Robert W. Fiondella                                  Director since 1984
Mr. Fiondella, age 56, joined the then Phoenix Mutual Life Insurance Company in 1969. He served as General Counsel to Phoenix Mutual until his appointment as Executive Vice President of that corporation in 1983. He is currently the Chairman, President and Chief Executive Officer of Phoenix Home Life Mutual Life Insurance Company and is a Director of Barnes Group, Inc., PXRE, and Phoenix Duff & Phelps Corporation. Mr. Fiondella served on the Board from 1984 to 1992 and from 1995 to the present.

                 Members of the Board Continuing in Office
          Terms Expire at the 2000 Annual Meeting of Stockholders

Sanford Cloud, Jr.                                     Director since 1995
Mr. Cloud, age 54, has been President and Chief Executive Officer of the National Conference for Community and Justice, Inc. since April 1994. Prior to that, he was an attorney in private practice (from 1993 to 1994) and Vice President, Corporate Public Involvement for Aetna Life and Casualty Company and Executive Director of the Aetna Foundation (from 1986 to 1992). Mr. Cloud is a Director of Tenet Healthcare Corp., Yankee Energy Systems, Inc., the Hartford Seminary and the Juvenile Diabetes Foundation and is Chairman of the Board of the Children's Fund of Connecticut.

Grant W. Kurtz                                         Director since 1989
Mr. Kurtz, age 56, is President of the Company and Advest, Inc. He has been named by the Board of Directors to succeed Mr. Weintraub as Chief Executive Officer in April 1999. Mr. Kurtz joined the Company in 1985 and became Senior Executive Vice President of the Company and Advest, Inc. in 1988.
In October 1990, Mr. Kurtz became President of Advest, Inc. and in March 1995 he became President of the Company. Mr. Kurtz is a member of the Board of Directors of The Connecticut Council on Economic Education, The Boys & Girls Clubs of Hartford Inc., The Hartford Ballet, The Connecticut Business and Industry Association and The Connecticut Rivers Council of Boy Scouts of America. He is a member of the Securities Industry Association's Regional Firms Committee and the New York Stock Exchange Regional Firms Advisory Committee.

Barbara L. Pearce                                      Director since 1996
Ms. Pearce, age 44, has been President of H. Pearce Real Estate Company, a full-service real estate firm located in New Haven, Connecticut, since 1986. Ms. Pearce is Chairman of the Board of Long Wharf Theatre, Chairman of the Greater New Haven Regional Leadership Council, and Treasurer of The Foote School.

Allen Weintraub                                        Director since 1977
Mr. Weintraub, age 63, is Chief Executive Officer and Chairman of the Board of the Company and Advest, Inc. He has announced that he will step down from the position of Chief Executive Officer effective April 1999. He will continue as Chairman of the Board of the Company. Mr. Weintraub joined a predecessor company in 1955 and became President of the Company in 1989, Chief Executive Officer in 1990 and Chairman of the Board in December 1993. He is a Director of Phoenix Real Estate Securities, Inc. and Advest Bank and Trust Company.

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                 Members of the Board Continuing in Office
          Terms Expire at the 2001 Annual Meeting of Stockholders

Ronald E. Compton                                      Director since 1998
Mr. Compton, age 65, is retired Chairman of Aetna Inc., retiring with that company in March 1998. After joining Aetna in 1954, Mr. Compton held various positions of increasing responsibility. He served as President from July 1988 to March 1997 and from May 1997 to July 1997. He was appointed Chairman, President and Chief Executive Officer of Aetna in March 1992 and held the Chief Executive Officer position until July 1997. Mr. Compton serves as Chairman of The Bushnell and as Corporator of Hartford Hospital.

William B. Ellis                                       Director since 1996
Mr. Ellis, age 58, is a Senior Fellow at Yale University School of Forestry and Environmental Studies. Prior to August 1995 he served as Chairman of the Board of Northeast Utilities and prior to 1993 he served as Chief Executive Officer of that corporation. Mr. Ellis is a Director of Catalytica Combustion Systems, Inc., HSB Group, Inc., Massachusetts Mutual Life Insurance Company and the Greater Hartford Chamber of Commerce. He is also a member of the Board of the National Museum of Natural History of the Smithsonian Institution and the Conservation Science Advisory Board of The Nature Conservancy and is Chairman of the Board of the HIV Action Initiative.

Marne Obernauer, Jr.                                   Director since 1998
Mr. Obernauer, age 55, is Vice Chairman of Applied Graphics Technologies, Inc. ("AGT"). Mr. Obernauer served as Chairman and Chief Executive Officer of Devon Group, Inc. from 1983 until the merger of Devon Group, Inc. with AGT in May 1998. He is also a Director of Beverage Distributors Corp., a Founding Member and Vice Chairman of the American Business Conference, Inc. and a Director of the Committee For A Responsible Federal Budget. He also serves as a Director of The Associates of The Harvard Business School and a Trustee of Trinity School.
                           Member not Continuing

John A. Powers will be retiring from the Board effective at the Annual Meeting. Mr. Powers has served on the Board since 1992. The Board wishes to express its sincere gratitude to Mr. Powers for his years of valued service to the Company.

                   Committees of the Board of Directors

The Board of Directors has an Executive Committee, an Audit Committee, a Nominating Committee and a Human Resources Committee.

The Executive Committee, which consists of Messrs. Weintraub (Chairman), Dooley, Fiondella and Kurtz, has authority to act on behalf of the Board of Directors between the meetings of the Board except with respect to fundamental changes and certain other major matters.

The Audit Committee, which consists of Messrs. Powers (Chairman), Cloud, Dooley, Ellis and Obernauer and Ms. Pearce, is primarily responsible for reviewing the scope of the audits conducted by the Company's independent accountants, analyzing the reports and recommendations of the accountants, and reviewing various internal audit reports.

The Nominating Committee, which consists of Messrs. Fiondella (Chairman), Dooley, Powers and Weintraub, is responsible for nominating the slate of directors to be recommended for election to the Company's Board of Directors at the Annual Stockholders' Meeting. The Nominating Committee will consider recommendations for

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director nominations from shareholders for the annual meeting in the year
2000. Shareholders wishing to propose nominees for consideration should write to Lee G. Kuckro, Secretary, at the principal executive office of the Company. In addition, shareholders who wish to nominate candidates for election to the Board may do so by complying with the nomination requirements of the Company's By-laws. Information concerning these requirements may be obtained by writing the Company's Secretary.

The Human Resources Committee, which consists of Messrs. Dooley (Chairman), Cloud, Compton, Ellis and Powers and Ms. Pearce, determines the compensation of senior management, subject to the authority reserved to the Board of Directors. The Committee also administers the Company's incentive bonus plans and stock option plans.

During the fiscal year ended September 30, 1998, the Board of Directors met six times, the Executive Committee did not meet, the Audit Committee met four times, the Nominating Committee met once and the Human Resources Committee met three times. Each continuing director other than Mr. Fiondella attended at least 75% of the aggregate number of meetings of the Board and the committees on which he or she served.

                  Compensation of Non-employee Directors

Non-employee directors receive an annual retainer of $10,000, a fee of $2,000 for each meeting of the Board attended and a fee of $750 for each committee meeting or informational meeting attended. Non-employee committee chairmen receive an additional $500 for each meeting of that committee which they attend. Non-employee chairmen or vice chairmen of the Board receive a fee of $10,000 for each Board meeting attended. Under the Non-Employee Director Equity Plan, a portion of the annual retainer and per meeting fee of each non-employee director (but not less than 50% of the annual retainer for any director) is deferred and, at the conclusion of the applicable deferral period, is paid in shares of Company common stock. The number of shares paid is based on market value at the time of deferral. Shares will be delivered to the directors after a five-year period or earlier under specified circumstances. Under the 1994 Non-Employee Director Stock Option Plan each non-employee director receives on the date of the Annual Meeting an option to purchase 2,500 shares of Common Stock.

                           Section 16 Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Based on review of copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that during the fiscal year ended September 30, 1998 all such reporting requirements were complied with in a timely manner.

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                  OWNERSHIP OF THE COMPANY'S COMMON STOCK

               Ownership by Directors and Executive Officers

The following table sets forth the beneficial ownership of the Company's Common Stock as of December 1, 1998 by each director and nominee, by each executive officer named in the Summary Compensation Table, and by all directors, nominees and executive officers as a group. All individuals named in the table have sole voting and investment power over the shares reported as owned, except as otherwise noted.

                                    Number          Percentage
     Name                         of Shares(1)      of Class
     ---------------             --------------     ----------
     Allen G. Botwinick           41,939  (2)(3)         *
     George A. Boujoukos          85,345  (2)            *
     Harry H. Branning            21,647  (2)            *
     Sanford Cloud, Jr.            3,517                 *
     Ronald E. Compton             1,084                 *
     Richard G. Dooley            13,122                 *
     William B. Ellis              2,307                 *
     Robert W. Fiondella          10,323                 *
     Grant W. Kurtz              118,239  (2)(3)     1.31%
     Marne Obernauer, Jr.          1,084                 *
     Barbara L. Pearce               879                 *
     John A. Powers                4,307                 *
     Allen Weintraub             182,749  (2)        2.01%
     All directors, nominees
        and executive officers
        as a group (15 persons)  585,770  (2)(3)     6.18%
__________
* Less than one percent

(1) As used in this Proxy Statement, "beneficial ownership" means sole or shared power to vote and/or sole or shared investment power with respect to shares of Common Stock, or the right to acquire such power within 60 days. Individual totals include the following shares deliverable under Advest equity plans: Botwinick (6,830); Boujoukos (13,124); Branning (5,455); Cloud (807); Compton (84); Dooley (807);
     Ellis (807); Fiondella (2,823); Kurtz (20,563); Obernauer (84); Pearce
     (779); Powers (807); Weintraub (22,053); all directors, nominees and executive officers as a group (91,098). Individual totals also include the following shares subject to options exercisable within 60 days of 12/1/98: Botwinick (10,333); Boujoukos (7,000); Branning (7,334); Cloud (1,500); Dooley (1,500); Ellis (500); Fiondella
     (1,500); Kurtz (25,000); Powers (1,500); Weintraub (35,333); all
     directors, nominees and executive officers as a group (112,166).

(2)  Includes the following shares held in Advest Thrift Plan
     ESOP and 401(k) Accounts: Messrs. Botwinick (5,781); Boujoukos (4,726); Branning (2,801); Kurtz (668); Weintraub (4,726); all
     directors, nominees and executive officers as a group (26,047).

(3) Includes the following shares owned by members of such persons' immediate families residing in the same household: Botwinick (900); Kurtz (4,000); all directors, nominees and executive officers as a group (4,900). Beneficial ownership of certain of these shares may be disclaimed.

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                    Ownership by Certain Other Persons

The following table sets forth information regarding all persons known to the Company to be the beneficial owner of more than five percent of the Common Stock of the Company as of December 1, 1998.

                                          Number    Percentage
     Name and Address                  of Shares      of Class
     ----------------------------   ------------    ----------
     Mr. Peter R. Kellogg
     c/o Spear, Leeds & Kellogg
     120 Broadway
     New York, NY 10271             1,564,500(1)        17.59%

     FMR Corp.
     82 Devonshire Street
     Boston, MA  02109                668,400(2)         7.51%

     The Advest Thrift Plan
     Advest, Inc., as Fiduciary
     90 State House Square
     Hartford, CT 06103               633,660(3)         7.12%

__________

(1) Such information as to beneficial ownership is derived from a Report on Form 4 for the month of November 1993 filed by Mr. Kellogg. In that Form 4, Mr. Kellogg reported direct beneficial ownership of 500,000 shares. In addition, Mr. Kellogg reported indirect beneficial ownership as follows: 910,000 shares held by a corporation of which Mr. Kellogg is the sole holder of voting stock; 100,000 shares held by Mr. Kellogg's spouse; 20,000 shares held by a non-profit corporation of which Mr. Kellogg is a trustee; and 34,500 shares held by a firm of which Mr. Kellogg is a senior Managing Director. Mr. Kellogg disclaimed beneficial ownership of such indirect holdings. Mr. Kellogg has advised the Company that, pursuant to an arrangement with the Office of Thrift Supervision, at the Annual Meeting all of these shares will be voted in proportion to the votes cast by all other shareholders.

(2) Such information as to beneficial ownership is derived from a Report on Schedule 13G filed 2/9/98 by FMR Corp. The total reflected in that Report includes shares beneficially owned by FMR Corp.'s subsidiary, Fidelity Management & Research Company, in its capacity as investment adviser and by other related entities.

(3) Represents shares held by the Advest Thrift Plan of the Company (the "ATP") in participant ESOP accounts (506,328 shares) and 401(k) accounts (127,332). Advest, Inc. acts as trustee for the ATP. Participants may direct the voting of shares held in their ATP ESOP and 401(k) accounts. Participants may elect to acquire or dispose of shares in their 401(k) accounts. Disposition of shares in ESOP accounts is permitted only pursuant to a diversification election available to individuals who have attained aged 55 and participated in the ESOP for at least 10 years .

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                          EXECUTIVE COMPENSATION

                  Report of the Human Resources Committee

The Human Resources Committee of the Board of Directors (the "Committee") determines the compensation of the Chief Executive Officer and other executive officers named in the Summary Compensation Table set forth below. The Committee also administers the Company's incentive bonus plans and equity and stock option plans. The Company's compensation philosophies and determinations are based on the policies described in this report and on industry-specific compensation data collected and analyzed with the assistance of a compensation consulting firm.

The Company's compensation practices, which relate to all officers including the Chief Executive Officer, are designed to attract, retain, and reward senior executives who contribute to the long- and short-term success of the Company's business. One of the tools used by the Committee to design a competitive program was a review of compensation packages offered by a group of regional brokerage firms which are substantially the same firms as those used in constructing the share performance chart.

The Company's present executive compensation arrangement consists of base salary, a Management Incentive Plan providing formula-based incentive compensation, a Key Professionals Equity Plan mandating that a portion of that incentive compensation be invested in Company stock, an Executive Equity Program allowing for the purchase of additional shares of Company stock on a discretionary basis, and stock option grants.

It is customary in the industry for a substantial majority of total compensation to be provided to executives through bonus payments and stock vehicles. The Committee's compensation philosophy is consistent with this industry norm. The Committee focuses on the compensation program in its entirety considering together all components.

During fiscal 1998, base salaries for the Chief Executive Officer and other executive officers were raised for the first time over levels established during fiscal 1994. These increases reflected inflationary adjustments, changes in prevailing base compensation within the Company's industry, and recognition of strong performance. Consistent with the belief that a significant portion of management's compensation should be tied to financial performance, variable compensation through bonuses and stock vehicles continues to comprise the majority of executive compensation.

The Management Incentive Plan for fiscal 1998 provided for incentive compensation for executive officers based upon the Company's pretax income over specified thresholds. The threshold levels established for fiscal 1998 exceeded those for the prior fiscal year, reflecting the Committee's view that continued enhancement of profitability is very important and should be rewarded. Pretax income during fiscal 1998 did exceed the threshold levels and, based on the plan formula and on achievement of individually established performance goals, amounts were paid to the Chief Executive Officer and other executive officers as shown in the accompanying table. Because pretax income during 1998 substantially exceeded the enhanced thresholds, incentive compensation under the Management Incentive Plan for fiscal 1998 was higher than for fiscal 1997. At senior management's request, a portion of the amount calculated from the formula for their awards was used to reward other significant contributors to the Company's performance.

Beginning during fiscal 1998 under the Key Professional Equity Plan a portion of bonus compensation over $100,000 received by certain executive officers under the Management Incentive Plan was invested in restricted shares of the Company's stock on a mandatory basis. The percentage of compensation over this threshold invested under this plan by the named executive officers varied from 20% to 25% on a marginal basis, with officers older than 61 or holding more than $2 million in Company stock having the right to decline participation. Investments under this plan were made at 80% of current market value and the shares acquired are subject to restrictions and possible forfeiture for 36 months after acquisition.

During fiscal 1998, option grants were made to the Chief Executive Officer and other executive officers. These awards consisted exclusively of option grants made in connection with the investment by the executive officers of

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a portion of their compensation in restricted stock under the Executive
Equity Program during fiscal 1997. During fiscal 1998, the Chief Executive Officer and other executive officers were again given the opportunity to participate in the Executive Equity Plan. Those participating will receive corresponding option grants during fiscal 1999.

The restricted stock investments and option awards under these programs further support the Company's and Committee's objective of encouraging greater equity ownership by executive officers and linking a significant portion of management's compensation to increasing shareholder value.

                                         Richard G. Dooley, Chairman
                                         Sanford Cloud, Jr.
                                         Ronald E. Compton
                                         William B. Ellis
                                         Barbara L. Pearce
                                         John A. Powers

                        Summary Compensation Table

The following table sets forth all compensation earned by or paid or awarded to the Chief Executive Officer and the next four most highly compensated executive officers of the Company for all services rendered in all capacities for the periods shown. No information is presented for years prior to the year in which the individual became an executive officer of the Company.

                               Annual            Long Term
                            Compensation       Compensation
                         ----------------- --------------------
                                           Restricted
                                               Stock Securities All Other
Name and          Fiscal                      Awards Underlying  Compens-
Principal Position  Year Salary(1)    Bonus   ($)(2)    Options  ation(3)
------------------  ---- --------- -------- --------  --------- ---------
Allen Weintraub(4)  1998  $345,000 $785,000        0        398    $7,550
  Chief Executive   1997   300,000  625,000        0      1,734     6,750
  Officer and       1996   299,488  548,000 $142,000     34,062     6,000
  Chairman of the
  Board of the
  Company and
  Advest, Inc.

Grant W.
Kurtz (5)(6)        1998   240,000  455,000  131,250      1,878     7,550
  President of      1997   215,000  450,000        0      2,823     6,750
  the Company and   1996   214,088  390,000  105,000     28,985     6,013
  Advest, Inc.

Harry H.
Branning(7)(8)      1998   220,000  317,015   72,922          0     7,550
  Executive Vice    1997   220,000  255,900        0      2,862     6,753
  President of      1996   220,000  237,681        0     12,002     6,000
  Advest, Inc.

George A.
Boujoukos(5)(8)     1998   200,000  275,000        0      1,741     7,550
  Executive Vice    1997   180,000  230,000        0      1,988     7,275
  President of      1996   180,000  210,000   55,000      8,741     6,298
  Capital Markets
  of Advest, Inc

Allen G.
Botwinick(5)(8)     1998   150,000  244,000   45,000        512     8,186
  Executive Vice    1997   135,000  220,000        0        804     9,045
  President of      1996   135,000  193,000   51,000      6,000     6,762
  Administration
  and Operations of
  the Company and
  Advest, Inc.

__________
(1) Includes the portion of pre-tax compensation invested in the Company's common stock and options by the executive officers at their election under the Executive Equity Program. This program allows executive officers to invest up to 7.5% of their pre-tax compensation in units consisting of one share of common stock and one stock purchase option at a unit purchase price equal to the fair market value of the common stock. Option grants under this program are made in January equal to share purchases during the preceding calendar year and are reflected in the Securities Underlying Options for the fiscal year when received. The shares and options vest, respectively, three and five years after calendar year end and will be forfeited under certain circumstances if the executive officer's employment ends prior to vesting.

(2) Includes the value of the Company's shares purchased with a portion of incentive compensation for the named executive officers on a mandatory basis. The shares acquired during 1996 were purchased at current market value and vest in 2001. The shares acquired during 1998 were purchased under the Key Professionals Equity Plan at a 20% discount from current market value and also vest in 2001. These shares will be forfeited under certain circumstances if the executive officer's employment ends prior to vesting.

(3) Includes direct and matching cash contributions made by the Company to 401(k) accounts of the executive officers through 9/30/98 and certain commissions earned by the executive officers.

(4) Mr. Weintraub is a party to an employment agreement with the Company dated 2/14/91, and restated as of 11/30/95, providing for continued employment as Chief Executive Officer through 2/13/99. The agreement provides that Mr. Weintraub's compensation will be set by the Human Resources Committee, but in no event will his base salary be less than his base salary on 2/14/91, nor will his share of payments under the MIP be less than that of any other participant. For aggregate fees of $90,000 per year, upon request by the Board, for a 10-year period following his retirement Mr. Weintraub will provide services to the Company as director and consultant. Mr. Weintraub will also receive supplemental benefits each year during that 10-year period to the extent that payments under the above provisions, together with amounts attributable to social security income and Company contributions to the Advest Thrift Plan and its predecessors on his behalf, are less than one-half of the sum of his average base salary and bonus (disregarding any bonus over 25% of base salary) over his final three years of full-time employment (or $200,000, if less). These amounts may also be paid in an alternative form of equivalent value upon Mr. Weintraub's election.

(5) The named executive officer is a participant in the Company's Executive Post-Employment Income Plan, a nonqualified defined benefit plan which covers certain senior executives of the Company designated by the Board. The plan is designed to provide those senior executives with income for 10 years after retirement equal to a target percentage of their final average compensation. Average compensation includes base pay and bonus (disregarding any bonus in excess of 25% of base compensation) and is measured over the highest three consecutive years during the 10 years prior to retirement. The target percentage is 1% for each year of service with the Company before 10/1/93 and 1.5% for each year of service thereafter. The plan will provide supplemental benefits to reach the target percentage, after taking account of one-half of an assumed level of social security benefits and the annuity value of the senior executive's retirement plan accounts attributable to Company contributions and projected earnings. At 9/30/98 there were six participants in the plan. Estimated annual benefits payable at normal retirement age to the named executive officers is as follows:
     Kurtz ($85,042); Botwinick ($34,933); Boujoukos ($20,283).

(6) Mr. Kurtz is a party to an employment agreement with the Company dated 10/1/97 providing for continued employment as President through 9/30/02. The agreement provides that Mr. Kurtz' compensation will be set by the Human Resources Committee, but in no event will his base salary be less than his base salary on 10/1/97, nor will his share of payments under the MIP be less than that of any participant other than the Chief Executive Officer.

(7) Mr. Branning's salary for 1998, 1997 and 1996 includes net commissions on securities transactions of $60,000 for each year. Under agreements with the Company, Mr. Branning earned incentive compensation during fiscal 1998 and 1997 based upon profitability of the retail branch system, return on equity and satisfaction of certain predetermined job goals, and during fiscal 1996 based upon earnings per share, return on equity and satisfaction of certain predetermined job goals.

(8) The named executive officer is a party to an agreement with the Company dated 9/24/98 providing for severance payments of up to five year's base salary and certain other benefits if the executive is terminated without cause following a change of control.

                     Option Grants in Last Fiscal Year

The following table summarizes option grants made during the fiscal year ended September 30, 1998 to the executive officers named in the Summary Compensation Table.


                               Individual Grants(1)
                   -------------------------------------------- Potential Realizable
                                % of Total                        Value at Assumed
                    Number of    Options                       Annual Rates of Stock
                    Securities  Granted to                     Price Appreciation for
                    Underlying  Employees  Exercise               Option Term (2)
                     Options    in Fiscal   Price   Expiration ---------------------
  Name               Granted       Year    ($/Share    Date        5%         10%
-----------------  ----------------------- ------------------  ---------- ----------
Allen Weintraub             398   0.31%     $22.63   12/31/04      $3,666     $8,543
Grant W. Kurtz            1,878   1.47       22.63   12/31/04      17,298     40,311
Harry H. Branning             0      0       22.63   12/31/04           0          0
George Boujoukos          1,741   1.37       22.63   12/31/04      16,036     37,370
Allen G. Botwinick          512   0.40       22.63   12/31/04       4,716     10,990


__________

(1) All option grants were made pursuant to The Advest Group, Inc. 1993 Stock Option Plan. All grants were made with an exercise price equal to the closing price per share of the Company's Common Stock on the date of the grant and become exercisable in their entirety on 1/1/03. Option holders may use previously owned shares to pay all or part of the exercise price.

(2) The assumed rates of annual appreciation are calculated from the date of grant through the last date the option may be exercised. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall stock market conditions and may be more or less than the values reflected in either column.

                Option Exercises and Fiscal Year-End Values

The following summarizes option exercises during the fiscal year ended September 30, 1998 by the Executive Officers named in the Summary Compensation Table and the value of their unexercised options at September 30, 1998. The value of unexercised in-the-money options is calculated by determining the difference between the exercise price of the options and the fair market value of the shares of Common Stock on September 30, 1998 ($20.375).

<caption

                                                                             Total Value of
                                              Number of Securities        Unexercised in-the-
                                             Underlying Unexercised            Money Stock
                                                 Stock Options                 Options at
                       Shares                  at Fiscal Year-End            Fiscal Year-End
                    Acquired on    Value   ------------------------------------------------------
  Name                Exercise    Realized  Exercisable Unexercisable  Exercisable Unexercisable
------------------------------------------------------- -------------------------- --------------
Allen Weintraub           29,000   525,625       35,333        38,861      477,912       469,368
Grant W. Kurtz            14,000   248,844       25,000        33,686      334,376       378,118
Harry H. Branning              0         0        8,334        15,530      109,919       180,856
George Boujoukos           7,500   151,875        7,000        12,970       94,625       129,128
Allen G. Botwinick         4,167    77,089       10,333         9,483      142,537       112,637


                          Share Performance Chart

The following chart compares the value of $100 invested in the Company's Common Stock on September 30, 1993 during the five-year period through September 30, 1998, with a similar investment in the Standard and Poor's 500 Index or in a peer group consisting of seven comparable regional securities firms. The chart assumes reinvestment of any dividends and peer group investment weighted by relative market capitalization at the beginning of each year.

[Graph]

                      Fiscal Year Ended September 30,

               1993    1994    1995    1996    1997    1998
               ----    ----    ----    ----    ----    ----
Advest         $100     $72    $128    $137    $370    $289
Peer Group      100      86     124     147     316     275
S&P 500         100     104     135     162     227     248

Peer Group Companies:
Dain Rauscher Corporation          First Albany Companies, Inc.
Interstate/Johnson Lane, Inc.      Legg Mason, Inc.
Morgan Keegan, Inc.                Raymond James Financial, Inc.
Stifel Financial Corp.

                           CERTAIN TRANSACTIONS

Several of the Company's subsidiaries, including Advest, Inc. and Advest Bank and Trust Company ("Advest Bank"), extend credit in the ordinary course of their business. Advest, Inc. is a registered broker-dealer and extends credit in connection with its customers' margin accounts under Regulation T of the Federal Reserve Board. Advest Bank is a Federally-chartered capital stock bank which makes residential, consumer and commercial loans in the ordinary course of its business. Several directors and executive officers, nominees for director, and members of such persons' families and entities related to them, have margin accounts with Advest, Inc. or loans from Advest Bank or both, which are, individually or in the aggregate, in excess of $60,000. In each case such loans have been made in the ordinary course of business of Advest, Inc. or Advest Bank, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features.

                     PROPOSAL 2. STOCKHOLDER PROPOSAL

The Company has been informed by Mr. John Jennings Crapo, Post Office Box 151, Porter Square, Cambridge, MA 02140-0002, the owner of 232 shares, that he plans to present a resolution at the meeting concerning charitable contributions by the Company. The Board of Directors and Management believe that adoption of this resolution is not in the best interests of the Company and recommends a vote AGAINST this resolution. An affirmative vote of a majority of the votes cast by holders entitled to vote at the meeting would be required for adoption of this resolution. The resolution and supporting statement as submitted by Mr. Crapo, are as follows:

"Stockholders recommend that the Board of Directors of The Advest Group, Inc. (the "Group") publish in the proxy statement of each stockholder Annual Meeting an appendix containing an item concerning the charitable donations program of the Group for the immediate past calendar year with the following information:

i. An explanation of at least five hundred words explaining the standards of the Group and procedures of said corporation governing it's donations to United States Internal Revenue Service approved private foundations to include standards for denial of such help.

ii. An enumeration of United States Internal Revenue Service ("IRS") qualifying charities and IRS approved foundations which our Group Board of Directors plans to help in the ensuing calendar year, included with each charity and foundation an elucidation of at least twenty-five words how it complied with the standards and procedures enunciated in i.

Supporting Statement:
The shareholder proposal January 29, 1998 received in the neighborhood of 17-18% of all shareholder votes cast by stockholders meeting in assembled meeting of shareholders and proxies at Hartford, CT. The vote is evidence there is strong support among shareholders for adopting this shareholder proposal, after more thinking and deliberation about it."



THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMENDS A VOTE AGAINST THIS PROPOSAL 2, FOR THE FOLLOWING REASONS:

The Company maintains an active program of charitable giving, supporting worthy organizations in the communities where we conduct business. The Company also encourages our employees to support financially and to volunteer their time to assist charitable organizations. However, we do not feel that the disclosure requested by the shareholder proponent would provide meaningful information or in any way serve the interests of our shareholders. The charitable donation program of the Company is a matter supervised by management, rather than the Board of Directors, and contributions are generally not determined sufficiently far in advance to permit the disclosure proposed. The proposal would require unnecessary and time consuming record keeping. In addition, the proposed disclosures might unnecessarily involve the Company in controversy. Because this proposal would not serve our objective of maximizing value to shareholders, we do not support and recommend a vote AGAINST this proposal.

                 STOCKHOLDER PROPOSALS FOR FUTURE MEETINGS

Under Rule 14a-8(e) of the Securities and Exchange Commission, shareholder proposals intended for inclusion in next year's proxy statement must be directed to the Company's Secretary at 90 State House Square, Hartford, CT 06103, and must be received by August 24, 1999. Under SEC Rule 14a-4(c)(1), any shareholder proposal for next year's annual meeting submitted after December 7, 1999 will not be considered filed on a timely basis with the Company. For proposals that are not timely filed, the Company retains discretion to vote proxies it receives. For proposals that are timely filed, the Company retains discretion to vote proxies it receives provided the Company includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion and the proponent does not issue a proxy statement.

                        RELATIONSHIP WITH AUDITORS

The Board of Directors has selected the firm of PricewaterhouseCoopers LLP, independent accountants, as the independent auditors of the Company for the fiscal year ending September 30, 1999. It is expected that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting of Stockholders where they will each have opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

                               OTHER MATTERS

The Board of Directors knows of no other matters which may be presented for consideration at the meeting. However, if any other matters properly come before such meeting, the persons named in the enclosed proxy will vote in accordance with their best judgment on such matters.


                                        /s/Lee G. Kuckro
                                        Lee G. Kuckro
                                        Secretary
                                        December 22, 1998

DETACH HERE

PROXY                                                  PROXY

THE ADVEST GROUP, INC.

90 State House Square, Hartford, Connecticut 06103

PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING

JANUARY 28, 1999





The undersigned stockholder of The Advest Group, Inc. hereby appoints Allen

Weintraub, Lee G. Kuckro and David A. Horowitz or any of them, attorneys,

and proxies for the undersigned, with power of substitution to act for and to vote, as designated below, with the same force and effect as the undersigned, all shares of the Company's Common Stock standing in the name of the undersigned at the Annual Meeting of Stockholders of The Advest

Group, Inc. to be held at The Court Room of the Old State House, 800 Main

Street, Hartford, Connecticut on January 28, 1999 at 10:30 a.m. and any

adjournments thereof:

DETACH HERE

/   X  /      Please mark votes as in this example.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL GRANT AUTHORITY TO VOTE FOR ALL NOMINEES FOR DIRECTOR AND AGAINST PROPOSAL 2.


1.   Election of two Directors

Nominees:      Richard G. Dooley, Robert W. Fiondella /__/ FOR

/__/ WITHHELD

/__/ _____________________________

     For all nominees except as noted above

THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND A VOTE AGAINST THE FOLLOWING PROPOSAL 2.


2. Stockholder proposal to require Proxy Statement disclosure of the Company's charitable giving:

/__/ FOR              /__/ AGAINST           /__/ ABSTAIN

3. In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT     /__/

MARK HERE IF YOU PLAN TO ATTEND THE MEETING       /__/

The undersigned hereby acknowledges receipt of notice of said meeting and the related Proxy Statement.

Please mark, date and sign exactly as name appears on this proxy. Joint owners should each sign. If the signer is a corporation, please sign full corporate name by duly authorized officer. Executors, administrators, trustees, etc. should give full title as such.

If the stockholder giving this proxy attends the Meeting they may vote in person in lieu of having their proxy voted.

Please sign and return promptly in the enclosed envelope which requires no postage if mailed in the U.S.A.

Signature: ____________________ Date: _____________________

Signature: ____________________ Date: _____________________